Exhibit 10.8

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT made as of the 15th day of August, 2019

B E T W E E N:

SPHERE 3D CORP., a corporation existing pursuant to the laws of the Province of Ontario

(herein called the "Corporation")

OF THE FIRST PART
and

[____________________], residing in the City of Toronto, in the Province of Ontario

(herein called the "Board Member")

OF THE SECOND PART

WHEREAS the Board Member currently serves as a member of the board of directors of the Corporation;

AND WHEREAS as of June 30, 2019, the Corporation owes the Board Member fees for directorship services in the amount of US$[_____] (the “Outstanding Board Fees”);

AND WHEREAS the Corporation does not have sufficient financial resources to pay the Outstanding Board Fees to the Board Member. Accordingly, the Board Member is prepared to waive his entitlement to receive the Outstanding Board Fees and restructure such payment entitlement on the terms set forth in this Agreement.

AND WHEREAS the Corporation considers the continuance of a sound and vital board oversight of the Corporation to be essential to protecting and enhancing the best interest of the Corporation and its shareholders and wishes to enter into this Change of Control Agreement (the "Agreement") to encourage the Board Member to continue to perform all of his responsibilities in a superior manner;

    IN CONSIDERATION of the mutual covenants set out herein, the parties agree as follows:

1.	Waiver of Outstanding Board Fees

The Board Member hereby agrees to waive his entitlement to receive the Outstanding Board Fees and to restructure such payment entitlement on the terms set forth in this Agreement.

2.	Board Services

The Board Member shall devote sufficient time and attention and use his best efforts towards the interests of the Corporation. Without limiting the generality of the foregoing, the Board Member shall continue to perform all of his responsibilities in a diligent, faithful and professional manner, treating the Corporation at all times as a going concern. The Board Member understands and acknowledges that the Corporation is relying upon the ongoing hard work and commitment of the Board Member during a potentially turbulent and difficult period as consideration for its entering into this Agreement.

3.    Payment Upon a Change of Control

In the event of a Change of Control and provided no payment has been made under Section 4, the Board Member shall be entitled, in his sole discretion, to provide written notice to the Corporation at any time within 30 days of such event, to receive an amount equal to the Outstanding Board Fees. The Corporation covenants and agrees to use its commercially reasonable efforts to provide the Board Member with written notice of a Change of Control.

For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if on or after the date hereof, any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated associate, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator or other legal representative) or any group of two or more persons acting in concert, becoming the beneficial owner, directly or indirectly, of securities of the Corporation representing, or acquiring the right to control or direct, or acquiring through the conversion of securities or the exercise of warrants or other rights to acquire securities, more than fifty percent (50%) of the combined voting power of the Corporation or any successor to the Corporation in any manner whatsoever, including, without limitation, as a result of a takeover bid or an amalgamation of the Corporation with any other entity or any other business combination or reorganization.

4.	Accelerated Payment

If, prior to a Change of Control, the Board Member (a) becomes unable to serve on the board of directors of the Corporation, either due to prolonged sickness, disability or death, or (b) is not reappointed as a member of the board at a duly convened meeting of its shareholders, then the Board Member shall be entitled to receive an amount equal to the Outstanding Board Fees within 30 day of such event.

5.	Miscellaneous

5.1    This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation, business reorganization or otherwise) to all or substantially all of the business and/or assets of the Corporation. No transaction shall be completed unless such successor shall have executed and delivered an agreement whereby such successor expressly assumes the obligations of the Corporation under this Agreement, but no such agreement shall be necessary to making this Agreement binding upon such successors.

5.2    This Agreement shall enure to the benefit of and be enforceable by the Board Member’s legal personal representatives, executors and administrators. If the Board Member should die while any amount would still be payable to the Board Member hereunder if the Board Member had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Board Member’s estate or such other person as may be properly appointed by the Board Member for this purpose.

5.3    Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given and received when actually delivered or when mailed postage prepaid and registered with return receipt requested and received or when transmitted by telecopier provided that the transmitter has received confirmation of the successful completion thereof, if to the Corporation addressed as follows:

Sphere 3D Corp.
895 Don Mills Road
Bldg. 2, Suite 900
Toronto, Ontario
M3C 1W3

Attention:    Peter Tassiopoulos, CEO

And if to the Board Member addressed as follows:

[Insert name and address]

Or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith. Any notice given hereunder shall state in reasonable detail the factual basis underlying such notice.

5.4    Except as expressly provided elsewhere in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Board Member and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditional or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, provincial or local law.

5.5    The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6    The section headings herein are for convenience only and shall not limit the scope or affect of any provision hereof.

[Signature page to follow]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SPHERE 3D CORP.

By:
Peter Tassiopoulos
Chief Executive Officer

SIGNED, SEALED & DELIVERED        )
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Witness                            [Name]